EXHIBIT (E)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 1st day of October, 2005 by and between THE WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         FUND                                TOTAL ANNUAL OPERATING EXPENSES
         ----                                -------------------------------

                                         Class      Class      Class       Class
                                          AAA         A          B           C
                                          ---       -----      -----       -----

Westwood Small Cap Equity Fund           1.50%      1.75%       2.25%      2.25%
Westwood Income Fund                     1.50%      1.75%       2.25%      2.25%
Westwood Intermediate Bond Fund          1.00%      1.10%       1.75%      1.75%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE  WESTWOOD FUNDS                             GABELLI ADVISERS, INC.


By: /s/ Bruce N. Alpert                          By: /s/ Michael Anastasio
    --------------------                             ---------------------
    Bruce N. Alpert                                  Michael Anastasio


Attest: /s/ Michael Anastasio                    Attest: /s/ Bruce N. Alpert
        ---------------------                            ---------------------
        Michael Anastasio                                Bruce N. Alpert